Exhibit 4.49

Exclusive Technical Consulting and Management Services Agreement

This Exclusive Technical Consulting and Management Services Agreement (this “Agreement”) is made and entered into by and between the following parties on June 1, 2019 in the People’s Republic of China (“China” or the “PRC”).

Party A:	Beijing Momo Information and Technology Co., Ltd.

Address:	Room 232005, Floor 20th, Building No.6, Yard No.1, Futongdong Avenue, Chaoyang District, Beijing

Party B:	Beijing Perfect Match Technology Co., Ltd.

Address:	Room 207, West of Room 202B, Floor 2nd, Building No. 1, Yard No. 1, Lizezhong First Road, Chaoyang District, Beijing

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Recitals:

1.

Party A is a wholly foreign owned enterprise established in China, engaging in research and development of computer software, network technology, information technology in the field of mobile communications; transfer of own technology; technical consulting; technical services; sales of self-developed products; website design, maintenance and related technical services; business information consultation.

2.	Party B is a limited liability company registered in China, engaging in technology promotion and information services (collectively, the “Principal Business”).

3.

Party A is willing to provide Party B with technical support, consulting services and other commercial services on exclusive basis in relation to the Principal Business during the term of this Agreement, and Party B is willing to accept such services provided by Party A on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1.	Services Provision

1.1

Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete technical support, business support and related consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all necessary services related to the Principal Business of Party B as may be determined from time to time by Party A according to Party A’s business scope, including but not limited to:

(1)	Development and maintenance of software;

(2)	Internet technical support;

(3)	Database and network security services;

(4)	Other services provided from time to time as required by Party B.

Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar consultations and/or services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement. In consideration of the good cooperative relationship between the Parties, Party B covenants that if it intends to have any business cooperation with other enterprises, it shall obtain consent of Party A and, under the same conditions, Party A or its affiliates shall have the priority right to cooperate.

1.2

During the term of this Agreement, Party B shall submit all the requirements to Party A in reasonable time after determining its requirements of the technical support from Party A. Upon receipt of such requirements, Party A shall complete the technical work within the time period agreed by both Parties and submit the completed technical support to Party B in the manner agreed upon by both Parties.

2.	Calculation and Payment of the Service Fees

Both Parties agree that, in consideration of the services provided by Party A, Party B shall pay Party A fees (the “Service Fees”) equal to 90% of the monthly after-tax profit of Party B. The Service Fees shall be due and payable on a quarterly basis. Party A and Party B further agree that, according to the actual cooperation between Party A and Party B and the revenue and expenditure situation of Party B, the Parties can reasonably adjust the calculation ratio of the Service Fees provided herein, and Party A is entitled to determine, as its sole discretion, whether to permit Party B to defer the payment of part of Service Fees under certain particular circumstances. Party B shall actively work with Party A to determine any adjustment to the Service Fess within ten (10) business days upon receipt of a request for adjustment to the Service Fees from Party A; in case Party B did not respond to Party A within such ten-business days period, it should be deemed that Party B consents to any adjustment to the Service Fees determined by Party A.

3.	Intellectual Property Rights and Confidentiality

3.1 Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party A in its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party A, and/or perfecting the protections for any such intellectual property rights in Party A.

3.2 The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.3 The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a wholly owned foreign enterprise legally registered and validly existing in accordance with the laws of China.

4.1.2

Party A has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3	This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	Party B hereby represents and warrants as follows:

4.2.1

Party B is a company legally registered and validly existing in accordance with the laws of China and has obtained the relevant permit and license for engaging in the Principal Business in a timely manner.

4.2.2

Party B has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.2.3	This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

5.	Effectiveness and Term

5.1

This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with relevant agreements separately executed between the Parties, the term of this Agreement shall be 10 years.

5.2

The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6.	Termination

6.1	Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

6.2

During the term of this Agreement, unless Party A commits gross negligence, or a fraudulent act, against Party B, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement upon giving 30 days’ prior written notice to Party B at any time.

6.3	The rights and obligations of the Parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.

7.	Governing Law and Resolution of Disputes

7.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

7.2

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the Beijing Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

7.3

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8.	Indemnification

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

In case Party B is delayed in any payment of the Service Fees, Party B shall make a penalty payment with respect to delayed portion of the Service Fees with daily interest of 0.05%.

9.	Notices

9.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1

Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for receiving notices in this Article 9.

9.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Beijing Momo Information and Technology Co., Ltd.
Address:	20/F, Block B, Tower 2, Wangjing Soho, Futong East Avenue, Chaoyang District, Beijing
Attn:	Zhang Ying
Facsimile:	******

Party B:	Beijing Perfect Match Technology Co., Ltd.
Address:	Room 207, West of Room 202B, Floor 2nd, Building No. 1, Yard No. 1, Lizezhong First Road, Chaoyang District, Beijing
Attn.:	Zhang Ying
Facsimile:	******

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.	Assignment

10.1	Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2	Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

11.	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement. This Agreement shall constitute entire agreements between the Parties regarding the matters contemplated by this Agreement, and shall replace and substitute any and all prior discussion, negotiation and agreements.

13.	Language and Counterparts

This Agreement is written in both Chinese and English language in two copies, each Party having one copy with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Technical Consulting and Management Services Agreement as of the date first above written.

Party A: Beijing Momo Information and Technology Co., Ltd.

By:	/s/ Yan Tang /common seal/
Name:	Tang Yan
Title:	Legal Representative

Party B: Beijing Perfect Match Technology Co., Ltd.

By:	/s/ Jianhua Wen /common seal/
Name:	Jianhua Wen
Title:	Legal Representative